EXHIBIT 107
Calculation of Filing Fee Table

FORM S-8
(Form Type)
PulteGroup, Inc.
(Exact Name of Registrant as Specified in its Charter)
Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Fees to Be Paid	Equity	Common Shares, $0.01 par value per share(4)	Rules 457(c) and 457(h)	11,800,000	$41.82	$493,476,000.00	.0000927	$45,745.23

	Total Offering Amounts							$45,745.23
	Total Fee Offsets							N/A
	Net Fee Due							$45,745.23

(1)The Registrant is filing this Registration Statement to register the issuance of 11,800,000 Common Shares, and the associated Series A Junior Participating Preferred Share Purchase Rights, authorized for issuance under the PulteGroup, Inc. 2022 Stock Incentive Plan (the “Plan”).
(2)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of Registrant’s Common Shares that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Shares, as applicable.
(3)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Common Shares as reported on The New York Stock Exchange on May 2, 2022 in accordance with Rule 457(c) of the Securities Act.
(4)The Common Shares also carry the Series A Junior Participating Preferred Share Purchase Rights. The value attributable to such rights, if any, is reflected in the market price of the Common Shares and there is no separate price for such rights.